Exhibit 10.4

EXECUTION COPY

***Text Omitted and Filed Separately with the Securities and Exchange Commission

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

US Education Collaboration Agreement

This Agreement is entered into with effect as of the Effective Date (as defined below)

by and between

Genentech, Inc.

with an office and place of business at 1 DNA Way, South San Francisco, California 94080 (“Genentech”)

and

Foundation Medicine, Inc.

with an office and place of business at 150 Second Street, Cambridge, Massachusetts 02141 (“FMI”) on the other hand.

Table of Contents

1.	Definitions		5
	1.1	Affiliate	5
	1.2	Agreement	5
	1.3	Agreement Term	5
	1.4	Applicable Law	5
	1.5	Business Day	5
	1.6	Calendar Quarter	5
	1.7	Calendar Year	5
	1.8	CGP	5
	1.9	Commercially Reasonable Efforts	5
	1.10	Confidential Information	6
	1.11	Control	6
	1.12	Educational Materials	6
	1.13	Education Support Program	6
	1.14	Education Support Working Group	6
	1.15	Effective Date	6
	1.16	FDCA	6
	1.17	FTE	6
	1.18	FTE Rate	6
	1.19	Government Agency	7
	1.20	Healthcare Laws	7
	1.21	Insolvency Event	7
	1.22	JOC	7
	1.23	Know-How	7
	1.24	Party	7
	1.25	PREP Team	7
	1.26	Regulatory Authority	7
	1.27	Roche Group	7
	1.28	Tactical Plan	8
	1.29	Third Party	8
	1.30	US	8
	1.31	US$	8
	1.32	Additional Definitions	8
2.	US Education Collaboration		9
	2.1	Education Support Program	9
	2.2	Governance	13
3.	Costs		15
	3.1	[...***...]	15
	3.2	Other Costs	15
	3.3	Disclosure of Payments	15
4.	Payments		15
	4.1	Timing of Payments	15
	4.2	Late Payments	15
	4.3	Method of Payments	15

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5.	Co-Promote Option		16
6.	Intellectual Property		16
	6.1	Ownership and Use	16
	6.2	No Implied Licenses	17
7.	Representations and Warranties		17
	7.1	Mutual Representations and Warranties	17
	7.2	No Other Representations	18
8.	Liability		18
9.	Term and Termination		18
	9.1	Commencement and Term	18
	9.2	Termination	18
	9.3	Consequences of Termination	19
	9.4	Survival	19
10.	Matters Governed by the Collaboration Agreement		20
	10.1	Auditing	20
	10.2	Indemnification	20
	10.3	Confidentiality	20
	10.4	Assignment	20
	10.5	Debarment and Exclusion	20
11.	Miscellaneous		20
	11.1	Governing Law	20
	11.2	Disputes	20
	11.3	Independent Contractor	21
	11.4	Unenforceable Provisions and Severability	21
	11.5	Waiver	21
	11.6	Appendices	21
	11.7	Entire Understanding	21
	11.8	Amendments	21
	11.9	Invoices	21
	11.10	Notice	22

US Education Collaboration Agreement

WHEREAS, FMI has or is developing platforms for use in genomic testing, and has expertise in comprehensive genomic profiling and next generation sequencing technology; and

WHEREAS, Genentech has expertise in the research, development, manufacture and commercialization of pharmaceutical and diagnostic products; and

WHEREAS, Genentech wishes to extend its leadership position in education in personalized healthcare and genetic testing by adding comprehensive genomic profiling to its educational offerings for pathologists and laboratories; and

WHEREAS, Genentech is able to undertake such educational efforts at this time based, in part, on the financial contribution that FMI is providing hereunder; and

WHEREAS, Genentech and FMI want to work together in the United States to educate relevant persons on comprehensive genomic profiling technology; and

WHEREAS, FMI and Genentech’s Affiliates F. Hoffmann-La Roche Ltd (“Roche Basel”) and Hoffmann-La Roche Inc. (“Roche US”; Roche Basel and Roche US together referred to as “Roche”) are engaged in a series of transactions, including (a) agreements under which Roche will acquire a majority ownership of FMI, (b) an agreement under which Roche will be responsible for the commercialization of certain FMI diagnostic products outside of the United States (“Ex-US Commercialization Agreement”), (c) a term sheet under which FMI and Roche will potentially collaborate on the development of in vitro diagnostic kits, and (d) an agreement under which FMI and Roche will collaborate on the development of platforms for use in molecular information, immunotherapy, circulating tumor DNA, and companion diagnostics (“Collaboration Agreement”), the foregoing agreements and term sheet referred to collectively as the “Related Agreements”; and

WHEREAS, FMI and Genentech intend that the governance structure under the Collaboration Agreement will apply to certain matters under this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Definitions

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

1.1	Affiliate

The term “Affiliate” shall have the meaning set forth in the Collaboration Agreement, provided that references to Roche shall be replaced by references to Genentech.

1.2	Agreement

The term “Agreement” shall mean this document including any and all appendices and amendments to it as may be added and/or amended from time to time in accordance with the provisions of this Agreement.

1.3	Agreement Term

The term “Agreement Term” shall mean the period of time commencing on the Effective Date and expiring five (5) years thereafter, unless such period is extended by the written agreement of the Parties.

1.4	Applicable Law

The term “Applicable Law” shall have the meaning set forth in the Collaboration Agreement.

1.5	Business Day

The term “Business Day” shall mean 9:00 am to 5:00 pm local time on a day other than a Saturday, Sunday or bank or other public or federal holiday in California or Massachusetts.

1.6	Calendar Quarter

The term “Calendar Quarter” shall mean each period of three (3) consecutive calendar months, ending March 31, June 30, September 30 and December 31.

1.7	Calendar Year

The term “Calendar Year” shall mean the period of time beginning on January 1 and ending December 31, except for the first Calendar Year, which shall begin on the Effective Date and end on December 31.

1.8	CGP

The term “CGP” shall mean comprehensive genomic profiling, which may include using next generation sequencing technology.

1.9	Commercially Reasonable Efforts

The term “Commercially Reasonable Efforts” shall mean efforts and resources comparable with the efforts and resources Genentech or FMI, as applicable, devotes to a similar obligation in connection with projects of a similar nature.

1.10	Confidential Information

The term “Confidential Information” shall have the meaning set forth in the Collaboration Agreement. The terms of this Agreement shall be considered Confidential Information of the Parties.

1.11	Control

The term “Control” shall mean (as an adjective or as a verb including conjugations and variations such as “Controls,” “Controlled” or “Controlling”) (a) with respect to Know-How and intellectual property rights, the possession by a Party of the ability to grant a license or sublicense of such Know-How and intellectual property rights without violating the terms of any agreement or arrangement between such Party and any other party and (b) with respect to proprietary materials, the possession by a Party of the ability to supply such proprietary materials to the other Party as provided herein without violating the terms of any agreement or arrangement between such Party and any other party.

1.12	Educational Materials

The term “Educational Materials” shall mean materials intended to educate healthcare professionals about CGP, which Genentech shall develop for its own use.

1.13	Education Support Program

The term “Education Support Program” shall mean a program under which (a) FMI shall train PREP Team members about CGP; (b) Genentech shall develop the Educational Materials; and (c) PREP Team members, and other representatives of Genentech, shall conduct Educational Activities and perform other activities related to CGP education directed to healthcare professionals.

1.14	Education Support Working Group

The term “Education Support Working Group” or “ESWG” shall mean the group of persons from both Parties who will handle the day-to-day activities associated with the Education Support Program.

1.15	Effective Date

The term “Effective Date” shall mean the date on which the Collaboration Agreement becomes effective.

1.16	FDCA

The term “FDCA” shall mean the Food, Drug and Cosmetics Act.

1.17	FTE

The term “FTE” shall mean a full-time equivalent person-year, based upon a total of no less than one thousand eight hundred (1,800) working hours per year. In no circumstance can the work of any given person exceed one (1) FTE.

1.18	FTE Rate

The term “FTE Rate” shall mean […***…] per FTE on a fully burdened cost basis, which amount shall be subject to increase using the methodology for increasing the FTE Rate under the Collaboration Agreement mutatis mutandis.

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1.19	Government Agency

The term “Government Agency” shall mean any department or agency of the US or any US state government with the authority to interpret, regulate under or enforce any Healthcare Laws, which may include a US or US state Regulatory Authority.

1.20	Healthcare Laws

The term “Healthcare Laws” shall mean (a) criminal and civil federal and state fraud and laws including, without limitation, the Civil False Claims Act (31 USC §§ 3729-3733), the Criminal False Claims Act (18 USC § 287), the Anti-Kickback Statute (42 USC § 1320A-7b(b)) and associated regulatory safe harbors (42 CFR § 1001.952), the Physician Self-Referral Law (42 USC § 1395nn), the Criminal Health Care Fraud (18 USC § 1347), the Exclusion Statute (42 USC Section 1320a-7) and the Civil Monetary Penalties Law (42 USC § 1320a-7a); and any US state law equivalents of any of the foregoing; (b) criminal and civil federal and state drug and medical device marketing, advertising and promotional laws, including without limitation the FDCA, and any US state law equivalents thereof; and (c) criminal and civil federal and state consumer protection laws including without limitation Federal Trade Commission Act (15 U.S.C. §§ 41-58); and any US state law equivalents thereof.

1.21	Insolvency Event

The term “Insolvency Event” shall have the meaning set forth in the Collaboration Agreement.

1.22	JOC

The term “JOC” shall mean the joint operating committee described in the Ex-US Commercialization Agreement.

1.23	Know-How

The term “Know-How” shall mean data, knowledge and information, including related to CGP, manufacturing data, toxicological data, pharmacological data, preclinical data, formulations, specifications, quality control testing data.

1.24	Party

The term “Party” shall mean FMI or Genentech, as the case may be, and “Parties” shall mean FMI and Genentech collectively.

1.25	PREP Team

The term “PREP Team” shall mean Genentech’s field-based team of professions referred to as the PREP (Program for Reaching and Educating about Pathology) team, or any other Genentech group performing similar functions, as further described in the Tactical Plan.

1.26	Regulatory Authority

The term “Regulatory Authority” shall have the meaning set forth in the Collaboration Agreement.

1.27	Roche Group

The term “Roche Group” shall have the meaning set forth in the Collaboration Agreement.

1.28	Tactical Plan

The term “Tactical Plan” shall mean a plan for the […***…] that describes the responsibilities of the Parties for implementing the Education Support Program, as further described in Section 2.1.5.

1.29	Third Party

The term “Third Party” shall mean a person or entity other than (a) FMI or any of its Affiliates or (b) a member of the Roche Group.

1.30	US

The term “US” shall mean the United States of America and its territories and possessions.

1.31	US$

The term “US$” shall mean US dollars.

1.32	Additional Definitions

Each of the following definitions is set forth in the Section of this Agreement indicated below:

Definition	Section
Bankruptcy Code	9.3.2
Breaching Party	9.2.1
Collaboration Agreement	Whereas Clause
Educational Activities	2.1.1
ESWG	1.14
ESWG Co-Leader	2.2.1
Ex-US Collaboration Agreement	Whereas Clause
FMI Other Materials	6.1.3
FMI Provided Materials	6.1.1
FTE Costs	3.1
Non-Breaching Party	9.2.1
Other Costs	3.1
Payment Currency	4.3
Peremptory Notice Period	9.2.1
Related Agreements	Whereas Clause
Roche	Whereas Clause
Roche Basel	Whereas Clause
Roche US	Whereas Clause
[...***...]	3.1
Training Activities	2.1.2
Training Materials	2.1.2

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2.	US Education Collaboration

2.1	Education Support Program

2.1.1	Scope

Genentech and FMI shall conduct the Education Support Program pursuant to a mutually agreed Tactical Plan under the direction of the Education Support Working Group (also referred to as the “ESWG”). The purpose of the Education Support Program is for Genentech to provide education support directed to healthcare professionals regarding comprehensive genomic profiling (CGP), using next generation sequencing technology or other technologies that may emerge for CGP (“Educational Activities”).

2.1.2	Training Activities and Training Materials

FMI shall provide training to Genentech regarding CGP and other topics, as agreed to by the Parties in the Tactical Plan, subject to the limitations in Section 2.1.7 and other provisions of this Agreement (“Training Activities”). The Training Activities shall take place in the location and on the schedule in the Tactical Plan. As part of the Training Activities, FMI shall provide to Genentech information and materials related to CGP (“Training Materials”). FMI shall prepare the Training Activities and Training Materials with content based on competent and reliable scientific and medical principles. The Training Activities and Training Materials must be non-commercial in tone, focus and content and must make a fair and balanced representation of the positive and negative attributes and uncertainties of CGP. The Training Activities and Training Materials must not incorporate promotional, commercial or marketing messages for FMI or its products including, without limitation, FoundationOne or FoundationOne Heme. Notwithstanding anything to the contrary, in conducting the Training Activities, FMI may use its proprietary platform and CGP testing panels to provide a specific demonstration of how CGP may be performed.

2.1.3	Educational Materials

FMI shall provide the Training Materials to Genentech in hardcopy form and in electronic form for use in preparing the Educational Materials. Genentech shall be responsible, in collaboration with FMI, for developing the content and appearance of the Educational Materials, to be used by Genentech as part of the Education Support Program. In preparing the Educational Materials, Genentech will draw upon relevant information included in the Training Activities, upon the relevant expertise of the PREP Team and other Genentech and Roche experts, and upon external sources of scientific and medical information that Roche/Genentech determines to be competent and reliable. The Educational Materials will include only scientific and medical information regarding CGP that Genentech determines to be competent and reliable and will make a fair and balanced presentation of the positive and negative attributes and uncertainties of CGP. Genentech shall provide a copy of the Educational Materials to FMI for review and comment; provided, however, Genentech shall have final decision making authority regarding the Educational Materials.

2.1.4	Additional and Updated Training Activities

The Education Support Working Group shall confer regarding the need, timing and location for (a) additional Training Activities for members who join the PREP Team after the initial Training Activities occur and (b) updated Training Activities for previously trained PREP Team members, based on the emergence of new technology relevant to CGP. FMI and Genentech shall, respectively, use Commercially Reasonable Efforts to provide and attend any such additional or updated Training Activities.

2.1.5	Tactical Plan

The Tactical Plan in effect as of the Effective Date is attached as Appendix 2.1.5. Genentech shall update the Tactical Plan […***…], on the schedule determined by the Education Support Working Group (and at times as otherwise agreed by the ESWG, including for additional and updated Training Activities, as described in Section 2.1.4), for review and approval by the ESWG. The details included in the Tactical Plan will vary to address the objectives of the Parties, but shall include, as applicable, details regarding (a) the Training Activities, including training materials and timelines; (b) the scope of the Educational Materials and a plan for developing them; (c) the scope and target audiences for the Educational Activities by the PREP Team, using the Educational Materials or otherwise; (d) a budget of estimated […***…], and each Party’s portion of particular […***…] (which portions may vary for particular costs); and (e) information to be shared by the Parties and the timing and means for sharing such information (e.g., through the ESWG or otherwise). For any Educational Activities in a Tactical Plan conducted by PREP Team members, the Parties agree that any activities that Genentech agrees to perform will be reduced pro rata for any period of time that a PREP team position is unstaffed and that an unstaffed position will not be deemed filled until a PREP Team member has attended Training Activities and been trained on the Educational Materials. Information that one Party shares with or provides to the other Party under the Tactical Plan shall be Confidential Information of the sharing or providing Party.

2.1.6	Regulatory and Compliance Matters

(a) The Parties intend that (i) the Parties’ activities will be in all respects compliant with Applicable Laws and (ii) Genentech’s Educational Activities under the Tactical Plan will be structured and conducted so as to be educational disease awareness communications disseminated to healthcare professionals that discuss a particular disease or health condition, in order to encourage awareness of signs of the particular disease or heath condition or otherwise provide information to assist in the diagnosis of the particular disease or health condition, but do not mention any specific drug or device or make any representation or suggestion concerning a particular drug or device, and do not otherwise constitute product advertising or promotional labeling of a drug or medical device.

(b) Each Party shall be solely responsible for matters of compliance with Applicable Laws with respect to its conduct of activities under this Agreement and for interactions with Regulatory Authorities and Government Agencies with respect thereto, as follows: FMI shall be responsible for

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its conduct of the Training Activities; Genentech shall be responsible for its preparation of the Educational Materials and the conduct of the Educational Activities; and both Parties will be responsible for the establishment of priorities and tactics in the Tactical Plan and for discussions and sharing of information at the Education Support Working Group and otherwise between the Parties under this Agreement. If either Party receives a communication from a Regulatory Authority or Government Agency that its activities under this Agreement may violate or have violated any Applicable Law or regulation, including any notice of claim, demand, suit, investigation or proceeding that relates or may reasonably relate to any such activities, such Party shall promptly share that communication with the other Party, and the Parties shall confer on an appropriate response, provided that (i) the Party receiving the communication shall remain free to take any or no action in response to such communication including, without limitation, terminating this Agreement under Section 9.2.2 and (ii) if both Parties are responsible for any of the activities under this Agreement (as specified in this Section 2.1.6(b)) potentially relevant to such claim, demand, suit, investigation or proceeding, then the Parties shall discuss in good faith how to respond to it and how to handle it in an efficient manner.

2.1.7	Limitations on Activities

The Parties acknowledge and agree to the following:

(a) This Agreement (individually or together with the Related Agreements) is not intended for the promotion in the US by Genentech of any Genentech products or any FMI products or services (including, without limitation, FoundationOne or FoundationOne Heme) or for the promotion in the US by FMI of any Genentech products or any FMI products or services (including, without limitation, FoundationOne or FoundationOne Heme), provided that nothing in the foregoing or elsewhere in this Agreement or the Related Agreements shall limit each Party in promoting its own products or services separate from and outside the scope of this Agreement and the Related Agreements.

(b) Neither Party shall, under this Agreement, provide to or discuss with the other Party any of such Party’s promotional strategies, plans or tactics for its products or services. Notwithstanding the foregoing, the Parties may discuss any activities of the PREP Team.

(c) Genentech and its agents shall not recommend or mention FMI products or services (including, without limitation, FoundationOne or FoundationOne Heme) in the course of Educational Activities and will not refer any audiences to FMI or its products or services. The Educational Materials and educational messaging that Genentech uses in the Educational Activities shall not include any branding or references to either Party’s products or services. Notwithstanding the foregoing, company level branding (e.g., a Party’s logo) may be included as required by Applicable Law or accepted industry codes or practices, or for purposes of corporate transparency. Without limiting the foregoing, any such branding shall be subject to the agreement of the Parties through the Education Support Working Group. Without limiting the generality of the foregoing, any promotion, recommendation, or referral by either Party of or to the other or the other’s products or services in the US may only occur pursuant to a separate agreement or an amendment to this Agreement.

(d) The Parties acknowledge that, currently, reports for patients generated through FoundationOne include mention of Genentech products as being approved to treat tumors with particular types of mutations identified in such patients’ tumors in the FoundationOne test and the same may be done in the future for the FoundationOne Heme test on the same principles. The Parties do not intend, through this Agreement or any Related Agreement, to compensate, encourage or incentivize FMI to make, change or prioritize such mentions of Genentech products in FoundationOne or as part of any other FMI product or services. FMI covenants that it will not, by reason of its relationships with Genentech or Roche under this Agreement or the Related Agreements, change its practices in how it promotes, advertises, offers or provides FoundationOne, FoundationOne Heme or any other product or service that it offers (including, without limitation, by changing how Genentech products are presented or mentioned in any such product or service report or how any potential association between a reported mutation and a Genentech product is presented or mentioned).

2.1.8	Diligence and Activities

The Parties shall use Commercially Reasonable Efforts to perform their respective activities under the Tactical Plan and as otherwise contemplated by this Agreement. The Parties shall perform all activities under this Agreement (a) in a professional manner; (b) in conformance with the level or care and skill ordinarily exercised by other professional institutions in similar circumstances; and (c) in compliance with Applicable Law.

2.1.9	Third Party Contractors and Affiliates

Neither Party shall have the right to subcontract to Third Parties the work for which it is responsible under the Tactical Plan or otherwise under this Agreement, except for activities customarily subcontracted by such Party, including the preparation or production of Training Materials or Educational Materials and planning or coordination of Training Activities or Educational Activities. For clarity, none of the following activities may be subcontracted without the other Party’s prior written consent to subcontract (which may be provided by email to the subcontracting Party’s ESWG Co-Leader): (a) for Genentech, (i) membership on, and participation in discussions and decision making of, the ESWG; (ii) PREP Team attendance at Training Activities; (iii) oversight of preparation of, and final review and approval of, Educational Materials; (iv) educational calls including CGP education that are made by PREP Team members on healthcare professionals, laboratories and others included within the target audience, as described in the Tactical Plan; (v) oversight of preparation of, and final review and approval of, materials for unbranded speaker programs including CGP education, as described in the Tactical Plan and included in Educational Activities; (vi) on-site presence for and oversight of unbranded speaker programs including CGP education, as described in the Tactical Plan and included in Educational Activities; (vii) information-sharing as required under the Tactical Plan; and (viii) discussions with FMI on communications from Government Agencies under Section 2.1.6(b) and (b) for FMI, (i) membership on, and participation in discussions and decision making of, the ESWG; (ii) oversight of preparation of, and final review and approval of, Training Materials; (iii) conduct of Training Activities; (iv) information-sharing as required under the Tactical Plan; and (v) discussions with Genentech on communications from Government Agencies under Section 2.1.6(b). Each Party shall have the right to perform its obligations under this Agreement through its Affiliates. Each Party shall remain fully responsible for and liable to the other Party for the performance of activities under this Agreement by such Third Parties or Affiliates.

2.2	Governance

2.2.1	Establishment of the ESWG

The Parties shall establish the Education Support Working Group within […***…] after the Effective Date to operationalize the Education Support Program. The ESWG shall be composed of at least two (2), but no more than three (3) representatives designated by each Party (and the Parties need not have the same number of representatives). The representatives shall be appropriate (in terms of their seniority, availability, function in their respective organizations, training and experience) for the activities for which the ESWG is responsible. Each Party shall designate one of its representatives as its primary contact for ESWG matters (such Party’s “ESWG Co-Leader”). A Party may replace any or all of its representatives (and designated ESWG Co-Leader) at any time by informing the other Party’s ESWG Co-Leader in advance, in writing (which may be by email).

2.2.2	Responsibilities of the ESWG

The Education Support Working Group shall:

(a) review and approve […***…] Tactical Plans and revisions to the Tactical Plans, each of which […***…] plan and revision Genentech shall prepare in accordance with Section 2.1.5;

(b) serve as a forum for coordinating the Parties’ efforts to carry out the Tactical Plan;

(c) monitor the progress of activities under the Tactical Plan and discuss any obstacles or delays with regard to achieving the timelines set forth therein;

(d) within […***…] following the end of each […***…] in which […***…] are incurred by a Party, coordinate, and/or be the primary conduit for, providing to the other Party a good faith estimate of such incurred […***…] (which may differ from the actual invoice) in writing (which may be by email);

(e) provide reports and other information to the JOC regarding activities under the Tactical Plan, as requested by the JOC;

(f) coordinate, and/or be the primary conduit for, the transfer of information between the Parties, as required by the Tactical Plan; and

(g) perform other responsibilities as may be assigned to the ESWG in or pursuant to this Agreement or as may be otherwise agreed by the Parties in writing.

2.2.3	Decision Making Authority of the ESWG

With respect to the responsibilities of the Education Support Working Group, each Party shall have one (1) collective vote in all decisions, and the Parties shall attempt to make decisions by reaching agreement. Except with respect to matters for which one Party expressly has final decision making authority (e.g., Section 2.1.2 with respect to Educational Materials), if the ESWG cannot reach agreement within […***…]. Genentech acknowledges that it will be represented by Roche on the JOC. The ESWG has no authority to amend, or to waive compliance with, any provisions of this Agreement.

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2.2.4	ESWG Co-Leaders

Genentech’s ESWG Co-Leader (or its designee) shall be responsible for the following: (a) scheduling Education Support Working Group meetings and setting meeting agendas; (b) calling emergency ESWG meetings; and (c) any additional responsibilities specified in the Agreement; provided, however, FMI’s Co-Leader has the right to schedule meetings, raise matters for discussion and put matters to a vote.

2.2.5	Meetings; Attendees

Once established, the Education Support Working Group shall meet at least once each […***…] (unless otherwise agreed by the Parties), and shall meet at such other times as deemed appropriate by the ESWG. The ESWG may meet in person or via teleconference, video conference or the like, provided that at least […***…] shall be held in person, unless otherwise agreed by the Parties. Each Party shall bear the expense of its respective representatives’ participation in ESWG meetings. If a Party’s representative (including its ESWG Co-Leader) is unable to attend a given meeting, such Party may designate a knowledgeable alternate to attend such meeting and perform the functions of such representative. Each Party may, subject to providing prior notice to the other Party’s ESWG Co-Leader (which may be by email), invite a reasonable number of non-voting employees, consultants or advisors to attend ESWG meetings, provided that such invitees are bound by confidentiality and non-use obligations reasonably similar to the Parties’ obligations under this Agreement. In addition to formal meetings, the ESWG representatives shall communicate as necessary to ensure the appropriate direction of the Education Support Program.

2.2.6	Minutes; Other Documentation of Decisions

Promptly after the Education Support Working Group is established, it shall hold an organizational meeting to define the ESWG’s operating procedures, including for establishing agendas and preparing and approving minutes. Genentech shall be responsible for keeping minutes of ESWG meetings that record in writing all decisions made, action items assigned or completed and other appropriate matters. Meeting minutes shall be sent to both Parties promptly after a meeting for review, comment and approval by each Party. A decision that may be made at a ESWG meeting may also be made, without a meeting, if such decision is agreed to in writing (including by email) by each Party’s ESWG Co-Leader (or its designee), provided that each Party’s writing clearly indicates that such decision is a formal decision by such Party’s ESWG Co-Leader. Any modifications to the Tactical Plan approved at a ESWG meeting (in accordance with the decision making authority provisions of Section 2.2.3) shall constitute an amendment to such Tactical Plan upon approval by both Parties of the meeting minutes related thereto.

2.2.7	Term of ESWG Operations

The Education Support Working Group shall exist during the Agreement Term.

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3.	Costs

3.1	[...***...]

In accordance with the Tactical Plan, the Parties shall share […***…]. FMI shall reimburse Genentech for […***…].

3.2	Other Costs

Unless otherwise expressly agreed in the Tactical Plan, each Party shall bear the costs it incurs in connection with the Training Activities and/or Educational Activities, including transportation, meals, lodging and the time necessary for representatives to prepare for and attend the Training Activities. Genentech shall be solely responsible for the costs of producing the Educational Materials.

3.3	Disclosure of Payments

Each Party acknowledges that the other Party may be obligated to disclose financial arrangements made with third parties to carry out certain activities under the Tactical Plan, including all fees, payments and transfers of value, as may be advisable or required under Applicable Law, including the US Sunshine Act.

4.	Payments

4.1	Timing of Payments

FMI shall pay its portion of the […***…] in arrears. Each […***…], Genentech shall invoice FMI for its portion of actual […***…] incurred in the previous […***…]. Invoices shall be payable within […***…] after receipt by FMI of an invoice from Genentech.

4.2	Late Payments

Any payment under this Agreement that is not paid on or before the date such payment is due shall bear interest, to the extent permitted by Applicable Law, at […***…] above the average one-month Euro Interbank Offered Rate (EURIBOR), as reported by Reuters from time to time, calculated on the number of days such payment is overdue.

4.3	Method of Payments

All amounts payable hereunder shall be paid in US dollars (the “Payment Currency”) to account(s) designated by Genentech.

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5.	Co-Promote Option

If FMI seeks to promote a CDx (as defined in the Collaboration Agreement) for a Genentech therapeutic in the US, then FMI shall first notify Genentech in writing and offer to Genentech […***…]. Genentech shall have […***…] from the receipt of such notice from FMI to provide FMI with […***…]. If at the end of such […***…] period Genentech has not provided FMI with written notice […***…], then FMI shall have no further obligation with respect to […***…]. If Genentech properly […***…], then the Parties shall […***…]. Notwithstanding the foregoing, FMI shall have the right to promote such product alone, at any time during such […***…], and following such […***…] period, in combination with one or more Third Parties. In addition to the provisions surviving under Section 9.4, this Section shall survive the expiration or termination of this Agreement for so long as the CDx Development Program (as defined in the Collaboration Agreement) remains in effect, except in the case of termination by FMI for Genentech’s material breach.

6.	Intellectual Property

6.1	Ownership and Use

6.1.1	FMI Provided Materials

In connection with the Training Activities (or otherwise under this Agreement), FMI may provide to Genentech certain Know-How and other materials (“FMI Provided Materials”). FMI shall only provide FMI Provided Materials to Genentech that FMI Controls and otherwise has all necessary rights to (a) provide such FMI Provided Materials to Genentech and (b) grant the license under Section 6.1.2 to Genentech and its Affiliates. FMI possesses (or may possess) proprietary rights (e.g., copyrights) in certain of the FMI Provided Materials and, as between the Parties (subject to such license to Genentech), FMI shall solely own all right, title and interest in and to the FMI Provided Materials. For the avoidance of doubt, certain FMI Provided Materials may be subject to Third Party proprietary rights (e.g., copyrights) and Genentech’s use thereof is subject to such rights. At the time FMI provides to Genentech any FMI Provided Materials that include content subject to the proprietary rights of a Third Party, FMI shall identify in writing such Third Party content and the identity of such Third Party.

6.1.2	License Grant to Genentech; Educational Materials

FMI hereby grants to Genentech and its Affiliates a non-exclusive, perpetual, fully paid-up, irrevocable, non-sublicensable, worldwide license to incorporate FMI Provided Materials in the Educational Materials and similar materials and to otherwise use the FMI Provided Materials in the Educational Activities and similar activities, including the right to create, reproduce and distribute the Educational Materials and similar materials and to authorize others to do so on its behalf, in each case, subject to copyrights or similar rights of Third Parties; provided however, such license shall not include any right or license under FMI’s intellectual property rights to FMI’s corporate or product trade names or trademarks. As between the Parties, Genentech shall solely own all right, title and interest in and to the Educational Materials and similar materials (excluding FMI Provided Materials and FMI Other Materials), and Genentech may, and may have any authorized designee acting on behalf of Genentech, use the Educational Materials and similar materials for Genentech’s own purposes, including outside the scope of this Agreement.

***Confidential Treatment Requested***

6.1.3	License Grant to FMI; FMI Other Materials

Genentech hereby grants to FMI and its Affiliates a non-exclusive, perpetual, fully paid-up, irrevocable, non-sublicensable, worldwide license to incorporate Genentech originated content included in the Educational Materials in materials to be used by FMI for its own purposes (“FMI Other Materials”), including the right to create, reproduce and distribute FMI Other Materials including such content and to authorize others to do so on its behalf, in each case, subject to copyrights or similar rights of Third Parties; provided, however such license shall not include any right or license under Genentech’s intellectual property rights to Genentech’s corporate or product trade names or trademarks. FMI shall use trade dress (fonts, color scheme, design attributes) in connection with the FMI Other Materials sufficiently different from the trade dress of the Educational Materials so as not to create any confusion, or mislead a reasonable person, as to whether Genentech is the owner or source of the FMI Other Materials. Prior to the initial instance of reproduction or distribution of FMI Other Materials to Third Parties, FMI shall provide copies of such FMI Other Materials to Genentech. For the avoidance of doubt, certain Educational Materials may be subject to Third Party proprietary rights (e.g., copyrights) and FMI’s use thereof is subject to such rights. At the time Genentech provides to FMI any Educational Materials that include content subject to the proprietary rights of a Third Party (other than such content that was provided by FMI to Genentech), Genentech shall identify in writing such Third Party content and the identity of such Third Party.

6.2	No Implied Licenses

Except as specifically set forth herein, this Agreement shall not be construed as (a) giving a Party any license, right, title, interest in or ownership to the Confidential Information or other proprietary information or materials of the other Party; (b) granting to a Party any license or right under any intellectual property rights of the other Party; or (c) representing any commitment by either Party to enter into any additional agreement, by implication or otherwise.

7.	Representations and Warranties

7.1	Mutual Representations and Warranties

FMI and Genentech each represent and warrant that it:

(a) has all requisite power and authority to enter into and perform its obligations under this Agreement;

(b) has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement or that would preclude its personnel from complying with the provisions hereof; and

(c) will perform all activities under this Agreement (i) in a professional manner, (ii) in conformance with the level or care and skill ordinarily exercised by other professional institutions in similar circumstances, and (iii) in compliance with Applicable Law.

7.2	No Other Representations

EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT AND THE RELATED AGREEMENTS BEING ENTERED INTO BY THE PARTIES AT THIS TIME, THE FOREGOING REPRESENTATIONS AND WARRANTIES ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF PRODUCTS.

8.	Liability

IN NO EVENT SHALL EITHER FMI OR GENENTECH BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY.

9.	Term and Termination

9.1	Commencement and Term

This Agreement shall commence upon the Effective Date, and unless terminated sooner as provided in Article 9, continue for the Agreement Term.

9.2	Termination

9.2.1	Termination for Breach

A Party (“Non-Breaching Party”) shall have the right to terminate this Agreement in its entirety in the event the other Party (“Breaching Party”) is in breach of any of its material obligations under this Agreement. The Non-Breaching Party shall provide written notice to the Breaching Party, which notice shall identify the breach. The Breaching Party shall have a period of […***…] after such written notice is provided (“Peremptory Notice Period”) to cure such breach. If the Breaching Party has a bona fide dispute as to whether such breach occurred or has been cured, it will so notify the Non-Breaching Party, and the expiration of the Peremptory Notice Period shall be tolled until such dispute is resolved pursuant to Section 11.2. Upon a determination of breach or failure to cure, the Breaching Party may have the remainder of the Peremptory Notice Period to cure such breach. If such breach is not cured within the Peremptory Notice Period, then absent withdrawal of the Non-Breaching Party’s request for termination, this Agreement shall terminate effective as of the expiration of the Peremptory Notice Period.

9.2.2	Termination for Regulatory, Compliance and Other Matters

A Party shall have the right to terminate this Agreement on […***…] notice and to immediately suspend any affected activities under the Agreement, if (a) it receives a communication from a Government Agency to the effect that one or more activities by either or both Parties under the

***Confidential Treatment Requested***

Agreement violates Applicable Law including, without limitation, any Healthcare Law, and regulations promulgated under the foregoing laws; (b) a Government Agency promulgates a regulation during the Agreement Term that is or would be violated by one or more activities by either or both Parties under the Agreement; (c) a Government Agency issues an opinion, guidance or interpretation during the Agreement Term that reasonably indicates that it is the position of such Government Agency that activities of the nature of one or more activities by either or both Parties under the Agreement violates or would violate Applicable Law including, without limitation any Healthcare Law, and regulations promulgated under any such laws; or (d) such Party has a right to terminate the Agreement under Section 2.2.3.

9.2.3	Termination for Insolvency

A Party shall have the right to terminate this Agreement, if the other Party incurs an Insolvency Event; provided, however, in the case of any involuntary bankruptcy proceeding, such right to terminate shall only become effective if the Party that incurs the Insolvency Event consents to the involuntary bankruptcy or such proceeding is not dismissed within […***…] after the filing thereof.

9.2.4	Termination Without a Cause

Each Party shall have the right to terminate this Agreement in its entirety, in its sole discretion, during the first Calendar Year of the Agreement upon six (6) months’ prior written notice to the other Party and thereafter upon three (3) months’ prior written notice to the other Party.

9.3	Consequences of Termination

9.3.1	Accrued Rights and Obligations

Except as otherwise expressly provided in this Agreement, termination of this Agreement shall not affect the rights and obligations of the Parties that accrued prior to the effective date of such termination, including any obligation that FMI has to make payments to Genentech that are due and payable prior to the effective date of termination. Any right that a Party has to terminate this Agreement, and any rights that such Party has under Article 9, shall be in addition to and not in lieu of all other rights or remedies that such Party may have at law or in equity or otherwise, including rights under the Bankruptcy Code.

9.3.2	Bankruptcy

All licenses (and to the extent applicable rights) granted under or pursuant to this Agreement by FMI to Genentech are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, US Code (“Bankruptcy Code”) licenses of rights to “intellectual property” as defined under Section 101 of the Bankruptcy Code.

9.4	Survival

Article 6 (Intellectual Property), Article 7 (Representations and Warranties), Article 8 (Liability), Article 9 (Term and Termination), Article 10 (Matters Governed by the Collaboration Agreement), and Article 11 (Miscellaneous) (to the extent applicable) shall survive any expiration or termination of this Agreement for any reason.

***Confidential Treatment Requested***

10.	Matters Governed by the Collaboration Agreement

10.1	Auditing

Except as otherwise specified herein, the auditing provisions of the Collaboration Agreement shall apply any payments made by one Party to the other Party under this Agreement (e.g., with respect to payments by FMI to Genentech for FTE Costs) mutatis mutandis.

10.2	Indemnification

Except as otherwise specified herein, the indemnification provisions of the Collaboration Agreement shall apply to this Agreement mutatis mutandis.

10.3	Confidentiality

Except as otherwise specified herein, the confidentiality provisions of the Collaboration Agreement shall apply to any Confidential Information obtained by a Party or its Affiliates under this Agreement mutatis mutandis.

10.4	Assignment

Except as otherwise specified herein, the assignment provisions of the Collaboration Agreement shall apply to this Agreement mutatis mutandis.

10.5	Debarment and Exclusion

Except as otherwise specified herein, the Parties’ representations, warranties and covenants with respect to debarment and exclusion in the Collaboration Agreement shall apply to this Agreement mutatis mutandis.

11.	Miscellaneous

11.1	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of New York, US, without reference to its conflict of laws principles, and shall not be governed by the United Nations Convention of International Contracts on the Sale of Goods (the Vienna Convention).

11.2	Disputes

Unless otherwise set forth in this Agreement (e.g., Section 2.2.3), in the event of any dispute in connection with this Agreement, such dispute shall be referred to the respective executive officers of the Parties designated below or their designees, for good faith negotiations attempting to resolve the dispute. The designated executive officers are as follows:

For FMI: CEO

For Genentech: Head of Roche Partnering

Should the Parties fail to agree within the time period set forth in the Collaboration Agreement for dispute resolution by the Parties, except as otherwise specified herein, the arbitration provisions of the Collaboration Agreement shall apply to disputes arising under this Agreement mutatis mutandis.

11.3	Independent Contractor

No employee or representative of either Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever or to create or impose any contractual or other liability on the other Party without said Party’s prior written approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, FMI legal relationship to Genentech under this Agreement shall be that of independent contractor.

11.4	Unenforceable Provisions and Severability

If any of the provisions of this Agreement are held to be void or unenforceable, then such void or unenforceable provisions shall be replaced by valid and enforceable provisions that will achieve as far as possible the economic business intentions of the Parties. However the remainder of this Agreement will remain in full force and effect, provided that the material interests of the Parties are not affected, i.e., the Parties would presumably have concluded this Agreement without the unenforceable provisions.

11.5	Waiver

The failure by either Party to require strict performance and/or observance of any obligation, term, provision or condition under this Agreement will neither constitute a waiver thereof nor affect in any way the right of the respective Party to require such performance and/or observance. The waiver by either Party of a breach of any obligation, term, provision or condition hereunder shall not constitute a waiver of any subsequent breach thereof or of any other obligation, term, provision or condition.

11.6	Appendices

All Appendices to this Agreement shall form an integral part to this Agreement.

11.7	Entire Understanding

This Agreement contains the entire understanding between the Parties hereto with respect to the within subject matter and supersedes any and all prior agreements, understandings and arrangements, whether written or oral.

11.8	Amendments

No amendments of the terms and conditions of this Agreement shall be binding upon either Party hereto unless in writing and signed by both Parties.

11.9	Invoices

All invoices that are required or permitted hereunder shall be in writing and sent by Genentech to FMI by email at the following address or other address as FMI may later provide:

Foundation Medicine, Inc.

ap@foundationmedicine.com

11.10	Notice

All notices that are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to FMI, to:	Foundation Medicine, Inc. 150 Second Street Cambridge, Massachusetts 02141 Attn: Legal Department Facsimile No.: +1 617-418-2201

if to Genentech, to:	Genentech, Inc. 1 DNA Way Attn: Corporate Secretary Facsimile No.: +1 650-467-9146

and:	Genentech, Inc. 1 DNA Way Attn: Global Head, Alliance and Asset Management Facsimile No.: +1 650-467-3294

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the Effective Date.

Foundation Medicine, Inc.

/s/ Steven J. Kafka

Name:	Steven J. Kafka

Title:	Chief Operating Officer

Genentech, Inc.

/s/ Ian T. Clark

Name:	Ian T. Clark

Title:	Chief Executive Officer

Appendix 2.1.5

Tactical Plan

US Education Collaboration Agreement

2015 Tactical Plan

Capitalized terms used in this Tactical Plan shall have the meaning given them in the US Education Collaboration Agreement unless otherwise defined herein.

Term: Effective Date to December 31, 2015

A. Training Activities

[…***…].

B. Development of Educational Materials

[…***…].

C. PREP Educational Activities

[…***…].

D. Educational Speaker Programs

[…***…].

E. Information Sharing

[…***…].

F. Costs and Compensation

[…***…].

G. […***…] Tactical Plan

The Parties, through the ESWG, will consider whether to incorporate a CGP education effectiveness metric to be tracked and assessed for the […***…] tactical plans and/or subsequent tactical plans as they develop more insight and experience with this collaboration.

***Confidential Treatment Requested***

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